Exhibit 3.168

Certificate
of the Incorporation of a Company

Company Number: 110702
REID Number: GICO.110702-11

IT IS HEREBY CERTIFIED that

GREAT WHITE SHARK LIMITED

is this day incorporated under the Companies Act and that the company is limited.

Given at Gibraltar, this 12th day of November Two Thousand and Thirteen.

For and on behalf of the
Registrar of Companies